Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE		4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com
Contact: Press:	Frank D. Filipo, Executive Vice President & Operating Officer (631) 208-2400

Investor:	Brian K. Finneran Executive Vice President & Chief Financial Officer (631) 208-2400

SUFFOLK BANCORP ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2012

Riverhead, New York, May 4, 2012 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported first quarter 2012 net income of $1.2 million, or $0.12 per diluted common share, compared to a net loss of $7.6 million, or $0.78 per diluted common share, a year ago.

The increase in 2012 first quarter earnings was the result of a $20.0 million reduction in the provision for loan losses. The reduction in the provision for loan losses resulted from a lower level of criticized and classified assets in the first quarter of 2012 coupled with positive results from ongoing workout activities. Somewhat offsetting the foregoing improvements were a $4.2 million (22.8%) reduction in net interest income and an $832 thousand (6.0%) increase in total operating expenses, principally due to non-recurring fees paid to the Company’s former independent registered public accounting firm in 2012. The reduction in net interest income resulted from a lower level of average interest-earning assets, primarily loans, coupled with a narrowing of the net interest margin in 2012 when compared to the year ago period. The reduction in the net interest margin is due to the higher level of non-accrual loans along with an increase in low-yielding overnight interest-bearing deposits in 2012.

Commenting on the first quarter 2012 results, President and CEO Howard C. Bluver stated, “I am pleased to report that we made real progress in the first quarter cleaning up many of the management and credit-related issues that posed significant challenges to the Bank in past years. First and foremost, we now have in place an executive and senior management team that I believe is second to none in the community banking sector. With the additions during the first quarter of a new Chief Financial Officer, a new Chief Lending Officer, a new Comptroller and a new head of Credit Administration, all of whom have significant industry experience, our team is now complete and ready to move forward.

Secondly, our team made real progress on the asset side of the balance sheet. Although non-accrual loans increased slightly from year-end 2011, the Bank’s criticized and classified loan totals declined in the first quarter, versus both March 31 and December 31, 2011, as a result of more focused workout activities, securing additional collateral in certain cases, and upgrading loans where improving financial results warranted such action. We expect to continue an aggressive credit remediation posture throughout 2012 on both the non-accrual and criticized and classified loan pools and expect to see additional improvements in credit quality as the year progresses. The pace of these improvements, however, will depend in large part on local economic conditions. We remain comfortable with our allowance for loan losses, which amounted to $40.0 million at March 31, 2012, representing 4.26% of total loans outstanding.

The Company’s capital position remains strong with all ratios well in excess of the regulatory standard for a “well capitalized” institution. Our deposit franchise is among the best in the region with 80% of our total deposits in low cost, stable core deposit products, including 39% in demand deposit accounts. This product mix has served us well and provided the Company with a cost of funds of approximately 32 basis points during the first quarter of 2012; well below our peers.

I am confident that the Bank’s strong franchise, our new management team and a commitment to credit remediation and cost containment will yield improved financial results in the coming quarters.”

Performance Highlights

•

Capital – The Company’s Tier I Leverage ratio was 8.76% at March 31, 2012 versus 7.94% at March 31, 2011 and 8.85% at December 31, 2011. The Company’s Total Risk-Based Capital ratio was 14.42% at March 31, 2012 versus 12.32% at March 31, 2011 and 14.26% at December 31, 2011. The Company’s Tangible Common Equity ratio (non-GAAP financial measure) was 9.02% at March 31, 2012 versus 7.97% at March 31, 2011 and 9.05% at December 31, 2011.

PRESS RELEASE May 4, 2012 Page 2 of 5

•

Asset Quality – Total non-accrual loans increased to $83.2 million or 8.85% of loans outstanding at March 31, 2012 versus $48.3 million or 4.40% of loans outstanding at March 31, 2011 and $80.8 million or 8.33% of loans outstanding at December 31, 2011. Total accruing loans delinquent 30 days or more amounted to 2.35% of loans outstanding at March 31, 2012 versus 1.64% of loans outstanding at March 31, 2011 and 3.56% of loans outstanding at December 31, 2011. Net loan recoveries of $51 thousand were recorded in the first quarter of 2012 versus net charge-offs of $851 thousand in the first quarter of 2011 and $4.5 million in the fourth quarter of 2011. The allowance for loan losses totaled $40.0 million at March 31, 2012, $47.5 million at March 31, 2011 and $40.0 million at December 31, 2011, representing 4.26%, 4.33% and 4.12% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held for sale, was 48%, 98% and 49% at March 31, 2012, March 31, 2011 and December 31, 2011, respectively. The Company held other real estate owned of $2 million at March 31, 2012, $3 million at March 31, 2011 and $2 million at December 31, 2011.

•

Core Deposits – Core deposits totaled $1.0 billion at March 31, 2012 versus $1.1 billion at both March 31, 2011 and December 31, 2011. Core deposits represented 80% of total deposits in the quarter ended March 31, 2012, 79% of total deposits for the quarter ended March 31, 2011 and 81% for the quarter ended December 31, 2011. Demand deposits increased by 5.3% to $508 million at March 31, 2012 versus $482 million at March 31, 2011 and declined by 3.3% from $525 million at December 31, 2011. Demand deposits represented 39% of total deposits at March 31, 2012, 34% at March 31, 2011 and 40% at December 31, 2011.

•	Loans – Loans outstanding at March 31, 2012 declined by 14.5% to $940 million when compared to March 31, 2011 and by 3.1% from December 31, 2011.

•	Net Interest Margin – Net interest margin was 4.24% in the first quarter of 2012 versus 4.99% in the first quarter of 2011 and 4.75% in the fourth quarter of 2011.

•

Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.31% and 3.44%, respectively, in the first quarter of 2012 and (1.86%) and (22.47%), respectively, in the comparable 2011 period. For the fourth quarter of 2011, return on average assets and return on average common stockholders’ equity were 0.30% and 3.28%, respectively.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about Suffolk, the banking industry, the economy in general, expectations of the business environment in which Suffolk operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond Suffolk’s control and are subject to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors that could affect Suffolk Bancorp include particularly, but are not limited to: a failure by Suffolk to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof), changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by Suffolk to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by Suffolk to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in Suffolk’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take Suffolk longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require Suffolk to change its practices in ways that materially change the results of operations.

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PRESS RELEASE May 4, 2012 Page 3 of 5

CONSOLIDATED STATEMENT OF CONDITION

(unaudited, in thousands of dollars except for share data)

	March 31,
	2012	2011
ASSETS
Cash and Cash Equivalents
Non-interest Bearing Deposits	$35,509	$31,136
Interest Bearing Deposits	176,795	50,981
Federal Funds Sold	1,150	—

Total Cash and Cash Equivalents	213,454	82,117

Federal Reserve Bank, Federal Home Loan Bank, and Other Stock	2,536	4,263
Investment Securities:
Available for Sale, at Fair Value	287,539	391,072
Held to Maturity (Fair Value of $9,988 and $10,466, respectively)	9,194	9,713

Total Investment Securities	296,733	400,785

Total Loans, Net of Unearned Discount	939,736	1,098,823
Allowance for Loan Losses	40,008	47,539

Net Loans	899,728	1,051,284

Premises & Equipment, Net	27,854	25,219
Deferred Taxes	19,552	20,917
Income Tax Receivable	4,721	3,333
Other Real Estate Owned, Net	1,800	3,261
Accrued Interest and Loan Fees Receivable	6,133	7,946
Prepaid FDIC Assessment	1,508	1,843
Goodwill and Other Intangibles	2,414	2,451
Other Assets	6,222	7,799

TOTAL ASSETS	$1,482,655	$1,611,218

LIABILITIES & STOCKHOLDERS’ EQUITY
Demand Deposits	$508,075	$482,479
Saving, N.O.W. & Money Market Deposits	537,681	629,369
Time Certificates of $100,000 or More	179,983	208,739
Other Time Deposits	85,537	94,810

Total Deposits	1,311,276	1,415,397

Federal Home Loan Bank Borrowings	—	40,000
Unfunded Pension Liability	19,003	10,531
Capital Leases	4,719	2,913
Accrued Interest Payable	348	561
Other Liabilities	11,382	11,161

TOTAL LIABILITIES	1,346,728	1,480,563

Commitment and Contingent Liabilities
STOCKHOLDERS’ EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized; 9,726,814 and 9,712,070 shares outstanding at March 31, 2012 and 2011, respectively)	34,330	34,293
Surplus	24,037	23,788
Retained Earnings	92,471	83,806
Treasury Stock at Par (4,005,270 and 4,002,158 shares, respectively)	(10,013)	(10,013)
Accumulated Other Comprehensive Loss, Net of Tax	(4,898)	(1,219)

TOTAL STOCKHOLDERS’ EQUITY	135,927	130,655

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,482,655	$1,611,218

PRESS RELEASE May 4, 2012 Page 4 of 5

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands of dollars except for share and per share data)

	Three Months Ended March 31,
	2012	2011
INTEREST INCOME
Loans and Loan Fees	$12,394	$16,448
United States Treasury Securities	—	70
Obligations of States & Political Subdivisions (tax-exempt)	1,521	1,896
Obligations of States & Political Subdivisions (taxable)	5	15
Collateralized Mortgage Obligations	1,194	1,628
Mortgage-Backed Securities	7	8
U.S. Government Agency Obligations	—	154
Federal Funds Sold & Interest Due from Banks	77	16
Dividends	46	84

Total Interest Income	15,244	20,319

INTEREST EXPENSE
Saving, N.O.W. & Money Market Deposits	317	634
Time Certificates of $100,000 or more	439	582
Other Time Deposits	280	357
Interest on Borrowings	—	339

Total Interest Expense	1,036	1,912

Net Interest Income	14,208	18,407
Provision for Loan Losses	—	19,971

Net Interest Income After Provision for Loan Losses	14,208	(1,564)

OTHER INCOME
Service Charges on Deposit Accounts	950	1,005
Other Service Charges, Commissions & Fees	750	667
Fiduciary Fees	201	225
Net Gain on Sale of Securities Available for Sale	(4)	—
Other Operating Income	358	324

Total Other Income	2,255	2,221

OTHER EXPENSE
Total Employee Compensation	8,584	7,545
Net Occupancy Expense	1,454	1,534
Equipment Expense	512	482
Outside Services	1,146	888
FDIC Assessments	70	1,131
OREO Expense	47	140
Other Operating Expense	2,792	2,053

Total Other Expense	14,605	13,773

Income (Loss) Before Provision for Income Taxes	1,858	(13,116)
Provision for (Benefit from) Income Taxes	690	(5,542)

NET INCOME (LOSS)	$1,168	$(7,574)

Average: Common Shares Outstanding	9,726,814	9,705,888
Dilutive Stock Options	—	—

Average Total	9,726,814	9,705,888
EARNINGS (LOSS) PER COMMON SHARE Basic	$0.12	$(0.78)
Diluted	$0.12	$(0.78)

PRESS RELEASE May 4, 2012 Page 5 of 5

STATISTICAL SUMMARY

(unaudited, in thousands of dollars except for share and per share data)

	Three Months Ended March 31,
	2012	2011
EARNINGS
Earnings (Loss)-Per-Share - Basic	$0.12	$(0.78)
Cash Dividends-Per-Share	—	—
Net Income (Loss)	1,168	(7,574)
Net Interest Income	14,208	(1,564)
AVERAGE BALANCES
Average Assets	$1,493,617	$1,647,044
Average Loans	951,003	1,113,812
Average Investment Securities	319,327	402,765
Average Interest-Earning Assets	1,414,426	1,555,324
Average Deposits	1,313,875	1,420,729
Average Borrowings	—	42,983
Average Interest-Bearing Liabilities	800,867	970,365
Average Equity	136,813	136,708
RATIOS
Return on Average Assets	0.31%	(1.86%)
Return on Average Equity	3.44%	(22.47%)
Average Equity/Average Assets	9.16%	8.30%
Average Loans/Average Deposits	72.38%	78.40%
Net Interest Margin (FTE)	4.24%	4.99%
Efficiency Ratio	84.66%	63.74%
Tier 1 Leverage Ratio End of Period	8.76%	7.94%
Tier 1 Risk-Based Capital Ratio End of Period	13.14%	11.04%
Total Risk-Based Capital Ratio End of Period	14.42%	12.32%
ASSET QUALITY during period:
Net (Recoveries) Charge-offs	$(50)	$851
Net (Recoveries) Charge-offs/Average Loans (annualized)	(0.02%)	0.31%
at end of period:
Total Non-Performing Loans	$83,152	$48,339
Foreclosed Real Estate (“OREO”)	1,800	3,261
Total Non-Performing Assets	84,952	51,600
Allowance/Non-Performing Loans	48.11%	98.35%
Allowance/Total Loans	4.26%	4.33%
EQUITY
Shares Outstanding	9,726,814	9,712,070
Common Equity	$135,927	$130,655
Book Value Per Common Share	13.97	13.45
Tangible Common Equity	133,513	128,204
Tangible Book Value Per Common Share	13.73	13.20
Tangible Common Equity Ratio	9.02%	7.97%
LOAN DISTRIBUTION at end of period:
Commercial, Financial & Agricultural Loans	$211,184	$255,607
Commercial Real Estate Mortgages	412,723	437,302
Real Estate - Construction Loans	48,284	76,645
Residential Mortgages (1st and 2nd Liens)	152,318	183,971
Home Equity Loans	77,015	83,167
Consumer Loans	37,790	61,644
Other Loans	422	487

Total Loans (Net of Unearned Discounts)	$939,736	$1,098,823